Exhibit 2

SUPPORT AGREEMENT

This SUPPORT AGREEMENT (this “Agreement”) is made as of February 24, 2025, by and between Aron English, 22NW Fund, LP, a Delaware limited partnership, Pharma Investors, LLC, a Delaware limited liability corporation (collectively, the “Supporting Stockholders”) and Dr. Joseph Lawler (the “Director”).

WHEREAS, the Director is a current director of Anebulo Pharmaceuticals, Inc. (the “Company”) and has agreed to stand for re-election as a director of the Company at the annual meeting of the Company scheduled to be held in April 2025 (the “Annual Meeting”);

WHEREAS, as of the date hereof, the Supporting Stockholders are the beneficial owner of 21,825405 shares of the common stock, par value $0.001 per share (the “Common Stock”) of the Company (the “Subject Shares”); and

WHEREAS, the Supporting Shareholders believe it is in the best interests of the Company that the Director be elected at the Annual Meeting and the Director has confirmed his willingness to be re-elected at the Annual Meeting.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

The Supporting Stockholders hereby covenant and agree that from and after the date hereof, at the Annual Meeting and every meeting of the holders of the Company’s Common Stock that the holders are requested to vote upon a proposal to elect the Director to the board of directors of the Company, however called, and at every adjournment or postponement thereof, the Supporting Stockholders shall vote the Subject Shares that the Supporting Stockholders beneficially own and have in their control at the time of such meeting, together with any additional shares of Common Stock that the Supporting Stockholders may own subsequent to the date hereof, in favor of the election of the Director.

The Supporting Stockholders and the Director hereby agree that if for any reason the Supporting Stockholders do not vote in favor of the election of the Director at any meeting of the Company’s stockholders that the holders are requested to vote upon a proposal to elect the Director to the Company’s board of directors, the Director is entitled to specific performance of the terms of this Agreement.

The parties to this Agreement hereby agree that the Supporting Stockholders shall no longer be bound by the terms of this Agreement at any time when the Supporting Stockholders’ beneficial ownership of Common Stock in the aggregate is lower than 10% of the Company’s outstanding shares of Common Stock.

Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and shall be delivered to the Supporting Stockholders at the e-mail address or facsimile number designated by them to the Company.

This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior negotiations, letters and understandings relating to the subject matter hereof and are fully binding on the parties hereto.

This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument. This Agreement may be executed and accepted by facsimile or PDF signature and any such signature shall be of the same force and effect as an original signature.

The terms of this Agreement shall be binding upon and shall inure to the benefit of each of the parties hereto and their respective successors and assigns.

This Agreement may not be amended or modified except in writing signed by each of the parties hereto.

All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without regard to the principles of conflicts of law thereof.

Remainder of this Page Left Intentionally Blank

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed as of the date first written above.

/s/ Aron R. English
Aron English

22NW FUND, LP
By: 22NW Fund GP, LLC, its General Partner

By:	/s/ Aron R. English
Name:	Aron English, Member

PHARMA INVESTORS, LLC

By:	/s/ Aron R. English
Name:	Aron English, Member

/s/ Joseph F. Lawler, M.D., Ph D
Dr. Joseph Lawler

[Signature Page to Support Agreement – 22NW and Pharma Investors]